UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by Registrant (X)
Filed by a party other than the Registrant ( )

Check the Appropriate Box:

( )    Preliminary Proxy Statement
( )    Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
(X)    Definitive Proxy Statement
( )    Definitive Additional Materials
( )    Soliciting Material under §240.14a-12

HEARTLAND EXPRESS, INC.
(Name of Registrant as Specified in its Charter)

N/A
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the Appropriate Box):

(X)	No fee required
( )	Fee computed on table below per Exchange Act Rules 14a-6(i) (4) and 0-11

(1)	Title of each class of securities to which transaction applies:	N/A
(2)	Title of each class of securities to which transaction applies:	N/A
(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):	N/A
(4)	Proposed maximum aggregate value of transaction:	N/A
(5)	Total fee paid:	N/A

( )	Fee paid previously with preliminary materials	N/A

( )
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount previously paid:	N/A
(2)	Form, Schedule or Registration Statement No.:	N/A
(3)	Filing Party:	N/A
(4)	Date Filed:	N/A

HEARTLAND EXPRESS, INC.
901 North Kansas Avenue
North Liberty, Iowa 52317

NOTICE AND PROXY STATEMENT
FOR SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON JULY 11, 2011

Dear Fellow Stockholders:

You are cordially invited to attend a Special Meeting of Stockholders (the "Special Meeting") of Heartland Express, Inc., a Nevada corporation (the "Company"), to be held at the Company's headquarters located at 901 North Kansas Avenue, North Liberty, Iowa 52317, at 5:30 P.M. local time, on Monday, July 11, 2011, for the following purposes:

1.	To consider and vote upon a proposal to approve the Heartland Express, Inc. 2011 Restricted Stock Award Plan (the "Plan"); and
2.	To consider and act upon such other matters as may properly come before the Special Meeting or any adjournment thereof.

The foregoing matters are more fully described in the accompanying Proxy Statement.

The Board of Directors has fixed the close of business on June 8, 2011, as the record date for the determination of stockholders entitled to receive notice of, to attend, and to vote at the Special Meeting or any adjournment thereof. Shares of common stock may be voted at the Special Meeting only if the holder is present at the Special Meeting in person or by valid proxy. YOUR VOTE IS IMPORTANT. TO ENSURE YOUR REPRESENTATION AT THE SPECIAL MEETING, YOU ARE REQUESTED TO PROMPTLY DATE, SIGN, AND RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED ENVELOPE. Returning your proxy now will not interfere with your right to attend the Special Meeting or to vote your shares personally at the Special Meeting, if you wish to do so. The prompt return of your proxy may save the Company additional expenses of solicitation.

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting of Stockholders to Be Held on July 11, 2011

Pursuant to the rules promulgated by the Securities and Exchange Commission, we have elected to provide access to our proxy materials both by: (i) sending you this full set of proxy materials, including a proxy card; and (ii) notifying you of the availability of our proxy materials on the internet. This Notice of Meeting and Proxy Statement are available online and may be accessed at www.eproxyaccess.com/htld. In accordance with such new rules, we do not use "cookies" or other software that identifies visitors accessing these materials on this website. We encourage you to access and review all of the important information contained in the proxy materials before voting.

To obtain directions to the Special Meeting, please call Thomas E. Hill at (319) 626-3600.

By Order of the Board of Directors,
/s/ Michael J. Gerdin
Michael J. Gerdin
President
North Liberty, Iowa 52317
June 13, 2011

HEARTLAND EXPRESS, INC.
901 North Kansas Avenue
North Liberty, Iowa 52317

PROXY STATEMENT
FOR SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD JULY 11, 2011

This Proxy Statement is furnished in connection with the solicitation of proxies from the stockholders of Heartland Express, Inc., a Nevada corporation (the "Company"), to be voted at the Special Meeting of Stockholders of the Company (the "Special Meeting"), which will be held at the Company's headquarters located at 901 North Kansas Avenue, North Liberty, Iowa 52317, at 5:30 P.M. local time, on Monday, July 11, 2011, and any adjournment thereof. THE ENCLOSED PROXY IS SOLICITED BY OUR BOARD OF DIRECTORS. All costs of the solicitation will be borne by the Company. The approximate date of mailing this Proxy Statement and the enclosed form of proxy is June 13, 2011.

PROXIES AND VOTING

Only stockholders of record at the close of business on June 8, 2011 ("Stockholders") are entitled to vote, either in person or by valid proxy, at the Special Meeting. On the record date of June 8, 2011, the Company had 90,688,621 shares of $0.01 par value Common Stock issued and outstanding (the "Common Stock"). Each share is entitled to one vote. The Company has no other class of stock outstanding.

All proxies that are properly executed and received by the Company prior to the Special Meeting will be voted in accordance with the choices indicated unless timely revoked. Any Stockholder may be represented and may vote at the Special Meeting by a proxy or proxies appointed by an instrument in writing. In the event that any such instrument in writing shall designate two (2) or more persons to act as proxies, a majority of such persons present at the meeting shall have and may exercise, or, if only one shall be present, then that one shall have and may exercise, all of the powers conferred by such written instrument upon all of the persons so designated unless the instrument shall otherwise provide. No such proxy shall be valid after the expiration of six (6) months from the date of its execution, unless coupled with an interest or unless the person executing it specifies therein the length of time for which it is to continue in force, which in no case shall exceed seven (7) years from the date of its execution. Any Stockholder giving a proxy may revoke it at any time prior to its use at the Special Meeting by filing with the Secretary of the Company a revocation of the proxy, by delivering to the Company a duly executed proxy bearing a later date, or by attending the meeting and voting in person.

The approval of the Plan requires the affirmative vote of a majority of the votes cast at the meeting. For purposes of determining the number of votes cast with respect to a particular matter, only those cast "For" or "Against" are included. If no direction is specified by the Stockholder, the proxy will be voted "For" proposals specified in this Proxy Statement, and at the discretion of the proxy holders, upon such other matters as may properly come before the meeting or any adjournment thereof. Proxies marked "Abstain" and broker non-votes are counted only for purposes of determining whether a quorum is present at the meeting.

 INTRODUCTORY NOTE

We do not currently have any outstanding stock options, warrants, rights, or other dilutive securities, nor are any shares reserved for any such issuance. Since completing our initial public offering in 1986, we have not issued any dilutive equity compensation to employees.

The Board of Directors believes the Plan would offer the Company significant benefits based on the following factors:

•	Awards of restricted stock are expected to motivate employees toward enhanced performance, provide retention benefits, and align the recipients' interest with the interests of all stockholders.

•	Awards would be administered by our Compensation Committee.

•
The Company does not have any other equity compensation program and the dilutive effect of the Plan would be immaterial as the total shares authorized under the Plan are 1.0% of the total outstanding shares.

Based on the foregoing, the Board of Directors believes adoption of the Plan would be in the best interest of the Company and its stockholders. The Board of Directors has approved the form of Plan attached as Appendix A, subject to the requisite stockholder approval being obtained.

Proposal: Approval of The Heartland Express, Inc.
2011 Restricted Stock award Plan

Introduction

The Board has adopted, subject to stockholder approval, the Heartland Express, Inc. 2011 Restricted Stock Award Plan (the "Plan"). The Plan will make available up to nine hundred six thousand eight hundred eighty-six (906,886) shares for the purpose of making restricted stock grants to promote the growth and profitability of the Company and to provide eligible officers and employees with an incentive to achieve corporate objectives and to provide such officers and employees with a proprietary interest in the Company. The full text of the Plan is included as Appendix A to this Proxy Statement, and a brief description of its material terms is provided below.

Description of the Plan

Purpose of Plan. The purpose of the Plan is to encourage and enable certain employees of the Company to have an increased proprietary interest in the Company.

Plan Administration. The Plan shall be administered by the Compensation Committee of the Company's Board of Directors (the "Administrator"). In accordance with and subject to the provisions of the Plan, the Administrator will have the authority to determine all provisions of awards of restricted stock ("Awards"), including, without limitation, the following: (a) the employees of the Company who will receive Awards (each, a "Participant"); (b) the Awards to be made to each Participant (including the number of shares of Common Stock to be subject to each Award); (c) the time or times when Awards will be granted; (d) the restrictions and other conditions (including, for example, the lapse of time) to which the vesting of Awards may be subject; and (e) the other terms and conditions and form of agreement to be entered into by the Company and the Participant in connection with such Award (the "Award Notice"). The Administrator may delegate its authority to administer the Plan in accordance with the terms of the Plan. Neither the Administrator nor any member of the Board will be liable for any action or determination made in good faith with respect to the Plan or any Award granted under the Plan.

Maximum Number of Shares Available. The maximum aggregate number of shares of Common Stock that will be available for issuance under the Plan will be nine hundred six thousand eight hundred eighty-six (906,886). Such number and kind of shares shall be appropriately adjusted in the event of any stock splits, reverse stock splits or stock dividends hereafter paid or declared with respect to such stock.

Eligibility. All employees of the Company, except for immediate family members of Russell A. Gerdin, will be eligible to participate in the Plan. The Administrator will select the employees to participate in the Plan by determining the employees who, in the judgment of the Administrator or its designee, have contributed, are contributing or are expected to contribute to the achievement of objectives of the Company.

Grant and Agreements. Each Award will be subject to such terms, conditions and restrictions, consistent with the other provisions of the Plan, as may be determined by the Administrator. Each Award may vary in its terms among Participants, as determined by the Administrator. Upon the granting of an Award to a Participant, the Company shall prepare and deliver to such Participant an Award Notice containing the specific terms and conditions of the Award, but in no event inconsistent with the Plan.

Restrictions on Transfer. Except as may be otherwise expressly permitted by the Award Notice evidencing an Award, no right or interest of any Participant in shares subject to an Award prior to the vesting of such shares will be assignable or transferable, or subjected to any lien, either voluntarily or involuntarily, directly or indirectly, by operation of law or otherwise.

Payment of Withholding Taxes. The Company is entitled to require the Participant promptly to remit, or make other arrangements satisfactory to the Company for such payment, the amount necessary to satisfy the Participant's share of any and all federal, state and local withholding and employment-related tax requirements attributable to an Award to the Company before taking any action, including issuing any shares of Common Stock, with respect to an Award.

Rights of Participants. Subject to the terms, conditions, restrictions and limitations set forth in the applicable Award Notice, a Participant will have, with respect to shares of Common Stock (vested and unvested) issued to the Participant as an Award, all voting and dividend rights of a stockholder of the Company.

Plan Amendment, Modification and Termination. The Administrator may suspend or terminate the Plan or any portion thereof at any time, and may amend the Plan from time to time in such respects as the Administrator may deem advisable in order that Awards under the Plan will conform to any change in applicable laws or regulations or in any other respect the Administrator may deem to be in the best interests of the Company; provided, however, that no amendments to the Plan will be effective without approval of the stockholders of the Company if stockholder approval of the amendment is then required under the Securities Act of 1933 Securities, as amended, Exchange Act of 1934, as amended (the "Exchange Act"), or the rules of any stock exchange or stock market on which the Company's securities are listed or traded. No termination, suspension or amendment of the Plan may adversely affect any outstanding Award without the consent of the affected Participant.

Federal Tax Consequences of the Plan. Generally, a grant under the Plan of shares of the Company's Common Stock that are subject to vesting and transfer restrictions will not result in taxable income to the recipient for U.S. federal income tax purposes or a tax deduction to the Company at the time of the grant. Instead, the value of the shares will generally be taxable to the recipient as ordinary income in the years in which the restrictions on the shares lapse. Such value will be the fair market value of the shares on the dates the restrictions lapse. Any recipient, however, may elect pursuant to Section 83(b) of the Internal Revenue Code to treat the fair market value of the shares on the date of grant as ordinary income in the year of the grant, provided the recipient makes the election within 30 days after the date of the grant. In any case, the Company would receive a deduction corresponding to the amount of compensation included in the recipient's income in the year in which that amount is so included. In accordance with applicable regulations, the Company will require the recipient to pay to the Company an amount sufficient to satisfy withholding taxes in respect of such compensation income at the time the restrictions on the shares lapse or the recipient makes a Section 83(b) election. If the Company withholds shares to satisfy this withholding tax obligation, instead of cash, the recipient nonetheless will be required to include in income the fair market value of the shares withheld.

This summary of the Plan is qualified in its entirety by reference to the text of the Plan, a copy of which is included as Appendix A to this Proxy Statement.  You are urged to read the actual text of the Plan in its entirety.  Unless otherwise defined in this summary, capitalized terms used in this summary have the meanings given to such terms in the Plan. In addition, the tax information is based upon current U.S. federal income tax rules and therefore is subject to change when those rules change. Moreover, because the tax consequences to any recipient may depend on his or her particular situation, each recipient should consult his or her tax adviser as to the federal, state, local, and other tax consequences of the grant of restricted stock award or the disposition of stock required as a result of an award.

Plan Benefits

If our Stockholders approve this proposal, nine hundred six thousand eight hundred eighty-six (906,886) shares of Common Stock will be issuable to Participants as restricted stock under the Plan. The Administrator has not at this time considered or approved any awards under the Plan so the identity of future Participants and the size and terms of future Awards are not known at this time.

Required Vote

The approval of the Plan requires the affirmative vote of a majority of the votes cast at the meeting.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE APPROVAL OF THE HEARTLAND EXPRESS, INC. 2011 RESTRICTED STOCK AWARD PLAN.

Compensation Committee Interlocks and Insider Participation

In 2010, our Compensation Committee was comprised of Richard O. Jacobson, Dr. Benjamin J. Allen, Lawrence D. Crouse, and James G. Pratt. No member of the Compensation Committee is or has been an officer or employee of the Company, or has or had any relationship with the Company requiring disclosure under Item 404 of SEC Regulation S-K. During 2010, none of our executive officers served as a member of the board of directors or compensation committee (or other committee performing equivalent functions) of any entity that had one or more executive officers serving as a member of our Board of Directors.

All compensation decisions affecting the executive officers of the Company are made by the Compensation Committee of the Board of Directors. The Committee deliberates and votes upon the compensation to be paid to each of the five executive officers. The Committee receives recommendations from the Company's Chief Executive Officer regarding the compensation of executive officers (other than the Chief Executive Officer).

Compensation Discussion and Analysis

Overview

The Compensation Committee assists the Board of Directors in its responsibilities relating to executive compensation and in fulfilling its responsibilities relating to our compensation and benefit programs and policies. The Compensation Committee may make recommendations with respect to our compensation plans and reviews and approves the compensation of executive officers. The Compensation Committee currently consists of four directors, all of whom are independent under applicable NASDAQ and SEC rules. The Compensation Committee receives recommendations from our Chief Executive Officer regarding the compensation of executive officers (other than the Chief Executive Officer).

At the 2011 Annual Meeting of the Stockholders of the Company, our stockholders approved in an advisory vote our named executive officer compensation by a substantial majority. We considered the outcome of the advisory vote in connection with the current proposal and believe that the proposed Plan will promote the compensation policies that were approved by our stockholders.

Compensation Philosophy and Objectives

Our executive compensation policies are designed to achieve four primary objectives:

•	attract and retain well-qualified executives who will lead us and inspire superior performance;

•	provide incentives for achievement of corporate goals and individual performance;

•	provide incentives for achievement of long-term stockholder return; and

•	align the interests of management with those of the stockholders to encourage continuing increases in stockholder value.

Elements of Compensation

The components of compensation are intended to accomplish one or more of the compensation objectives discussed above. The Company has traditionally relied on base salaries as the primary source of compensation. Salaries and wages paid are very competitive in comparison to industry standards and the local business environment. Bonus incentives and equity-based incentives have been utilized periodically and are discretionary. The payment of such elements is based upon the economic environment and the operating results of the organization. The Company generally does not implement compensation elements for executive officers and all other employees that would create incentives to take undue risks. The Company has traditionally hired self-motivated employees who are driven by the successes and achievements of the organization.

Base Salary and Benefits. To attract and retain officers with exceptional abilities and talent, annual base salaries are set to provide competitive levels of compensation. The Compensation Committee considers each officer's performance, current compensation, and responsibilities within our Company. The Compensation Committee does not formally benchmark salary or total executive compensation against the executive compensation of any other company or group of companies. From time to time, the Compensation Committee has considered the form and level of compensation disclosed by other publicly traded truckload carriers, certain other transportation companies, and companies of similar size and market capitalization in general. However, the Compensation Committee does not use a peer group for compensation purposes. The Compensation Committee also considers past individual performance and achievements when establishing base salaries.

Annual Cash Bonus Incentives. Annual cash bonus incentives are sometimes used to reward our employees. Past bonus plans have been based on the percentage increase in growth of our fleet and revenue miles, and maintaining a certain level of customer service. There were not any targets established for annual cash bonuses and there were no cash bonuses paid during 2010 to Named Executive Officers.

Longer-Term Equity-Based Incentives. A portion of potential career compensation is also linked to corporate performance through equity-based compensation awards, historically in the form of stock awards. Since going public in 1986, our Chief Executive Officer has contributed shares of our common stock from his personal holdings to two separate stock award plans. The most recent plan was adopted in March 2002. The plan participants have included our executive officers and other key personnel. The awarded stock vested incrementally over a five-year period. All stock awards for executive officers were fully vested as of March 7, 2007. Under the proposed Plan, we will again be able to offer equity-based compensation to our employees, including our Named Executive Officers, in the form of restricted stock. For more information regarding the proposed Plan, please refer to the discussion set forth above, including "Introductory Note" and "Description of the Plan."

Stock awards under our equity-based compensation plan are designed to:

•	more closely align executive officer and stockholder interests;

•	reward key employees for building stockholder value; and

•	encourage long-term investment in the Company by participating officers.

Although we do not have specific stock ownership guidelines, the Compensation Committee believes that stock ownership by management has been demonstrated to be beneficial to stockholders.

We have never granted stock options and have no plans to do so in the foreseeable future.

Tuition Plan. We maintain a tuition award program for the children of certain employees, including executive officers. Contributions to the program are based upon our performance. During 2010, we contributed $406,000 to the program, based upon 2009 performance. There were no payments to our executive officers under the tuition award program in 2010.

Retirement Plan. We have a qualified 401(k) savings plan that covers all employees, except for highly-compensated employees as defined by Internal Revenue code. None of our Named Executive Officers participate in the foregoing plan.

Deferred Compensation Plan. We have a non-qualified deferred compensation plan ("DC Plan") primarily for employees excluded from participation in our qualified retirement plan due to being highly compensated employees as determined by Internal Revenue Code limitations. The DC Plan is unfunded for tax purposes and for purposes of ERISA. The Named Executive Officers in this Proxy Statement are eligible to participate in the DC Plan. Employer contributions to the DC Plan are discretionary and subject to the approval of our Compensation Committee. Participants may elect to defer up to 100% of their salary, including any cash bonus, to the DC Plan. The election to defer compensation under the DC Plan is irrevocable for each plan year as of the beginning of each plan year. Participant contributions are made into a trust account for the purpose of administering and providing for payment of the deferred compensation under this plan. The investment of contributions are self-directed by participants within an established array of money market, equity and fixed income mutual funds. Investment in our common stock is prohibited under the DC Plan. We do not pay interest or other earnings on the invested contributions. Earnings are generated by the investments selected by the participants. The aggregate earnings on these investments, by each Named Executive Officer who is a participant in the DC Plan, are included in the Nonqualified Deferred Compensation Table and are attributable to the specific investments selected by each participant. Participants may change the designation of their investments at such times as mutually agreed by the parties. As of December 31, 2010, participants could change their investment designation on a daily basis. Participants elect in advance of the deferral of their compensation when the funds will be distributable. The aggregate vested balances of the participants are distributable, as designated by each participant, when the following occur: the participant's termination of employment; a change in control; or the participant's death or disability. The DC Plan provides for distributions to be made in either a lump sum amount or installments.

Compensation Paid to Our Named Executive Officers During 2010

A summary of the Compensation Committee's considerations for setting the compensation for 2010, earned by, or paid to those persons who were, at December 31, 2010, (i) our Chief Executive Officer, (ii) our Chief Financial Officer, and (iii) our three other most highly compensated executive officers with total compensation exceeding $100,000 for the fiscal year ended December 31, 2010 (collectively, the "Named Executive Officers") are set forth below. The Compensation Committee evaluates and sets the compensation of Mr. Russell Gerdin, our Chief Executive Officer, differently than it does our other executive officers.

Compensation of Our Chief Executive Officer. Mr. Russell Gerdin receives a base salary only, with no bonus or long-term incentives. The Compensation Committee recognizes Mr. Russell Gerdin's substantial responsibility and contribution to our operating performance, operating margin, revenue and net income growth rates, and attainment of our goals, as well as his large stockholdings. At Mr. Russell Gerdin's request, his salary has remained the same since 1986, and he has never been paid a bonus. The Compensation Committee believes that Mr. Russell Gerdin's salary is reasonable compared to similarly situated executives, and that as a direct and indirect holder of approximately 34% of the Company's outstanding stock, Mr. Russell Gerdin receives an incentive through appreciation in the market value of the Company's stock. Because of Mr. Russell Gerdin's request, the Compensation Committee did not consider or recommend an increase in annual compensation or any incentive compensation for Mr. Russell Gerdin. Thus, the Company's performance directly affects Mr. Russell Gerdin, but not in the form of salary or bonuses.

Compensation of Our Other Named Executive Officers. Our other Named Executive Officers are compensated through a mix of salary and incentive compensation. The Compensation Committee relies on the business experience of its members, the historical compensation levels of the Named Executive Officers, and its general understanding of compensation levels at public companies to determine that the CEO's recommendations with respect to the compensation levels and forms are appropriate. The form of compensation was consistent with past years, with compensation consisting primarily of salary.  Salaries paid are very competitive in comparison to industry standards and the local business environment. In addition, the Company relies on conservative operating principles and generally does not implement compensation elements for executive officers and all other employees that would create incentives to take undue risks. For each of the Named Executive Officers, the Compensation Committee considered, among other things, our financial and operating results during 2009, the duties and responsibilities of each executive, and the length of time each executive has been with the Company as further described in each executive's biography found herein.

Based on the foregoing, the Chief Executive Officer recommended and the Compensation Committee approved a $1,920 base salary increase for Thomas E. Hill. There were no base salary increases for any of our other Named Executive Officers during 2010.

All full-time, non-driver personnel are eligible for annual cash bonus incentives that are sometimes used to reward our employees. Past bonus plans have been based on the percentage increase in growth of our fleet and revenue miles, and maintaining a certain level of customer service. There were not any targets established for annual cash bonuses and there were no cash bonuses paid during 2010 to full-time, non-driver personnel, including the Named Executive Officers.

We believe that stock ownership by our Named Executive Officers helps to align the interests of such officers with the interests of stockholders in maximizing long-term stockholder value. This objective was advanced through the award of shares of restricted stock contributed by Mr. Russell Gerdin to key employees, including certain Named Executive Officers, in 2002. The Compensation Committee believes that the equity ownership of our senior management in 2010 was sufficient to align their long-term interests with those of our stockholders, and therefore did not recommend any stock-based awards to the Named Executive Officers in 2010. Our Named Executive Officers will be eligible to participate in the proposed Plan and may be recipients of future awards under the Plan as determined by the Compensation Committee.

Except as provided by the terms of the DC Plan, whereupon employer contributions to this plan immediately become fully vested in the event of a change of control of our Company, there are no employment contracts, termination of employment agreements, change in control agreements, or other arrangements with our executive officers, including our Named Executive Officers, that provide for payment or benefits to any executive officer at, following, or in connection with a change in control of our Company, a change in an executive officer's responsibilities, or an executive officer's termination of employment, including resignation, severance, retirement, or constructive termination.

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION
PAID TO THE NAMED EXECUTIVE OFFICERS

Summary Compensation Table

The following table sets forth information concerning the total compensation for the fiscal year 2010 awarded to, earned by, or paid to those persons, who were, at December 31, 2010, the Named Executive Officers. There was no other compensation paid to our Named Executive Officers other than the salaries detailed below.

Name and Principal Position	Year	Salary ($)	Total ($)
Russell A. Gerdin, Chairman and Chief Executive Officer	2010	300,000	300,000
	2009	300,000	300,000
	2008	300,000	300,000
Michael J. Gerdin, President and Director	2010	235,000	235,000
	2009	235,000	235,000
	2008	229,519	229,519
John P. Cosaert, Executive Vice President of Finance, Treasurer and Chief Financial Officer	2010	225,000	225,000
	2009	225,000	225,000
	2008	219,520	219,520
Richard L. Meehan, Executive Vice President of Marketing and Operations	2010	225,000	225,000
	2009	225,000	225,000
	2008	219,520	219,520
Thomas E. Hill, Vice President, Controller, and Secretary	2010	136,080	136,080
	2009	134,160	134,160
	2008	130,480	130,480

Narrative to the Summary Compensation Table

See "Compensation Discussion and Analysis" for a complete description of our compensation plans pursuant to which the amounts listed under the Summary Compensation Table were paid or awarded and the criteria for such award or payment.

Nonqualified Deferred Compensation

The following table provides information with respect to the DC Plan as discussed in the Compensation Discussion and Analysis. The amounts shown include compensation earned and deferred in current and prior years, and earnings on, or distributions of, such amounts.

Name	Executive Contributions in 2010 ($)	Aggregate Earnings in 2010(1) ($)	Aggregate Balance at December 31, 2010(2) ($)
Russell A. Gerdin	—	—	—
Michael J. Gerdin	—	10,398	29,419
John P. Cosaert	—	49,412	771,793
Richard L. Meehan	53,000	78,507	654,344
Thomas E. Hill	13,608	26,961	269,573

(1)
The amounts are limited to deferred compensation contributed or earned during 2010 and are not reported in the Summary Compensation Table because the amounts are not considered above-market or preferential earnings under the DC Plan.

(2)	The amounts were not required to be and were not reported in the Summary Compensation Table for prior years.

Narrative to Nonqualified Deferred Compensation

A complete description of our DC Plan is included in "Compensation Discussion and Analysis." Under the terms of the DC Plan, in the event of a change of control of our Company, the employer contributions to this plan immediately become fully vested. There were no employer contributions to the DC Plan during the year ended December 31, 2010.

Director Compensation Table

The following table provides information concerning the compensation of all directors for the fiscal year ended December 31, 2010.

Name	Fees Earned or Paid in Cash ($)	Total ($)
Dr. Benjamin J. Allen	9,500	9,500
James G. Pratt	19,500	19,500
Lawrence D. Crouse	9,500	9,500
Richard O. Jacobson	9,500	9,500

Narrative to Director Compensation Table

Directors who are not employees of the Company are paid a $5,000 annual retainer, which is paid in quarterly installments. Additionally, directors who are not employees are compensated $1,000 for attendance at each Board of Directors meeting along with travel expenses. For each committee meeting attended, non-employee directors are paid $500. If the Audit Committee chairperson is a CPA, he receives an additional $10,000 in annual compensation.

SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS, MANAGEMENT AND OTHERS

The following table sets forth, as of June 6, 2011, the number and percentage of outstanding shares of common stock beneficially owned by each person known by the Company to beneficially own more than 5% of such stock, by each director and Named Executive Officer of the Company, and by all directors and executive officers of the Company as a group.

SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT
Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class

	Russell A. Gerdin, Chief Executive Officer and Director
Common Stock	901 North Kansas Avenue, North Liberty, Iowa 52317	30,787,031 (1)	33.9%
	Michael J. Gerdin, President and Director
Common Stock	901 North Kansas Avenue, North Liberty, Iowa 52317	14,898 (2)	*
	Richard O. Jacobson, Director
Common Stock	P.O. Box 224, Des Moines, IA 50301	285,413 (3)	*
	Dr. Benjamin J. Allen, Director
Common Stock	Room 20 Seerley Hall, Cedar Falls, Iowa 50614	1,588	*
	Lawrence D. Crouse, Director
Common Stock	P.O. Box 480, Burke, South Dakota 57523	11,006,542 (4)	12.1%
	James G. Pratt, Director
Common Stock	131 Main Street, Hills Iowa 52235	1,000	*
	John P. Cosaert, Executive Vice President
Common Stock	901 North Kansas Avenue, North Liberty, Iowa 52317	49,745	*
	Richard L. Meehan, Executive Vice President
Common Stock	901 North Kansas Avenue, North Liberty, Iowa 52317	42,976 (5)	*
	Thomas E. Hill, Vice President and Secretary
Common Stock	901 North Kansas Avenue, North Liberty, Iowa 52317	41,734	*
	Lord, Abbett & Co. LLC
Common Stock	90 Hudson Street, Jersey City, New Jersey 07302	6,581,900 (6)	7.3%
	All directors and executive officers as a group
Common Stock	(9 individuals)	40,279,753	44.4%

*	Less than one percent (1%)
1
Includes (i) 500,000 shares of common stock owned by The Russell A. Gerdin Revocable Trust, (ii) 6,968,230 shares of common stock owned by The Ann Gerdin Revocable Trust (iii) 1,936,276 shares of common stock represented by voting trust certificates that are owned by Gerdin Family Investments, LP ("GFI"), and (iv) 21,382,525 shares of common stock owned by grantor retained annuity trusts established by Mr. Gerdin's spouse for the benefit of Mr. and Mrs. Gerdin's children ("Mrs. Gerdin's GRATS"). As the general partner of GFI, Mr. Gerdin has dispositive power over the shares represented by voting trust certificates owned by GFI, but neither Mr. nor Mrs. Gerdin has voting power over such shares. As the trustee of Mrs. Gerdin's GRATS, Mr. Gerdin has dispositive power and voting power of all shares owned by Mrs. Gerdin's GRATS. Mrs. Gerdin disclaims beneficial ownership over (i) the shares of common stock represented by voting trust certificates owned by GFI, and (ii) the shares of common stock owned by Mrs. Gerdin's GRATS.

2
All shares are owned by three trusts established for the benefit of Mr. and Mrs. Russell Gerdin's grandchildren. Mr. Michael Gerdin has shared voting and dispositive power over these shares of common stock. Accordingly, beneficial ownership is disclaimed.

3
All shares are owned by the Richard O. Jacobson Foundation, a private foundation established by Mr. Jacobson. Mr. Jacobson has voting and dispositive power over the shares, but neither he nor any of his family members may receive distribution from the foundations assets. Accordingly, beneficial ownership is disclaimed.

4
Includes (i) 47,565 shares of common stock held directly by Mr. Crouse, (ii) 1,936,276 shares of common stock represented by voting trust certificates which are owned by GFI, of which Mr. Crouse is the voting trustee, (iii) 1,910,372 shares of common stock owned by the 2005 Gerdin Children's Trust, of which Mr. Crouse is the trustee, (iv) 562,669 shares of common stock owned by the 2007 Gerdin Heartland Trust, of which Mr. Crouse is the trustee, (v) 6,500,000 shares of common stock owned by the 2009 Gerdin Heartland Trust, of which Mr. Crouse is the trustee, and (vi) 49,660 shares of common stock owned by ten trusts established for the benefit of Mr. and Mrs. Gerdin's grandchildren, of which Mr. Crouse is a shared trustee. Mr. Crouse has sole voting power over 10,956,882 shares of common stock, sole dispositve power over 9,020,606 shares of common stock, and shared voting and dispositive power over 49,660 shares of common stock.

5	All shares of common stock are owned directly by Mr. Meehan except for 22,597 shares held by Mr. Meehan's wife. Mr. Meehan disclaims beneficial ownership of such shares.
6	Lord, Abbett & Co. LLC. has sole voting power over 5,851,302 shares and sole dispositive power over 6,581,900 shares.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 (the “Exchange Act”) requires the Company's officers and directors, and persons who own more than 10% of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the SEC. Officers, directors, and greater than 10% stockholders are required by SEC regulations to furnish the Company with copies of all reports that they file under Section 16(a). Based solely upon a review of the copies of such forms furnished to the Company, the Company believes that its officers, directors and greater than 10% beneficial owners complied with all Section 16(a) filing requirements applicable to them during the Company's preceding fiscal year.

WHERE YOU CAN FIND MORE INFORMATION
We file annual, quarterly, and other reports and other information with the Securities and Exchange Commission (the "SEC"). You may read and copy any document we file with the SEC at the SEC's Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the SEC's Public Reference Room. The SEC maintains an Internet site that contains reports, proxy, and information statements and other information regarding issuers that file electronically with the SEC. Our SEC filings are available on the SEC's web site at http://www.sec.gov. Such filings are not incorporated by reference in this proxy statement and are not to be considered proxy solicitation materials.

You may also obtain electronic copies of documents we file with the SEC through our website http://www.heartlandexpress.com. Information on our website is not incorporated by reference in this proxy statement. Access to those electronic filings is available as soon as practical after filing with the SEC. You may also request a copy of those filings, excluding exhibits, at no cost by writing or telephoning Thomas E. Hill at our principal executive office or (319) 626-3600.

PROPOSALS BY STOCKHOLDERS

Stockholder proposals intended to be presented at the 2012 Annual Meeting of the Stockholders of the Company must be received by the Company on or before November 26, 2011, to be eligible for inclusion in the Company's proxy materials relating to the meeting. The inclusion of any such stockholder proposals in such proxy materials will be subject to the requirements of the proxy rules adopted under the Exchange Act, including Rule 14a-8.

The Company must receive in writing any stockholder proposals intended to be considered at its 2012 Annual Meeting of Stockholders, but not included in the Company's proxy materials relating to the meeting, by February 9, 2012. Pursuant to Rule 14(a)-4(c)(1) under the Exchange Act, the proxy holders designated by an executed proxy in the form accompanying the Company's 2012 proxy statement will have discretionary authority to vote on any stockholder proposal that is considered at the 2012 Annual Meeting of Stockholders, but not received on or prior to the deadline described above.

All stockholder proposals should be sent via certified mail, return receipt requested, and addressed to Thomas E. Hill, Secretary, Heartland Express, Inc., 901 North Kansas Avenue, North Liberty, Iowa 52317.

OTHER MATTERS

The Board of Directors does not intend to present at the Special Meeting any matters other than those described herein and does not presently know of any matters that will be presented by other parties. If any other matters do properly come before the meeting, it is intended that the persons named in the accompanying proxy will vote thereon in accordance with their judgment. The proxy will also have the power to vote for the adjournment of the meeting from time to time.

By order of the Board of Directors
/s/ Michael J. Gerdin
Michael J. Gerdin
President
June 13, 2011
North Liberty, Iowa

APPENDIX A

HEARTLAND EXPRESS, INC.
2011 RESTRICTED STOCK AWARD PLAN

1.Purpose. The purpose of the Heartland Express, Inc. 2011 Restricted Stock Award Plan (the "Plan") is to encourage and enable certain employees of Heartland Express, Inc. (the "Company") or its Subsidiaries to have an increased proprietary interest in the Company. "Subsidiary" means a corporation or other business entity in which the Company directly or indirectly has an ownership interest of twenty percent (20%) or more.

2.Plan Administration. The Plan shall be administered by the Compensation Committee of the Company's Board of Directors (the "Administrator"). In accordance with and subject to the provisions of the Plan, the Administrator will have the authority to determine all provisions of awards of restricted stock ("Awards"), including, without limitation, the following: (a) the employees of the Company or its Subsidiaries who will receive Awards (each, a "Participant"); (b) the Awards to be made to each Participant (including the number of shares of the Company's Common Stock, par value $0.01 per share ("Common Stock"), to be subject to each Award); (c) the time or times when Awards will be granted; (d) the restrictions and other conditions (including, for example, the lapse of time) to which the vesting of Awards may be subject; and (e) the other terms and conditions and form of agreement to be entered into by the Company and the Participant in connection with such Award (the "Award Notice"). The Administrator may allocate all or any portion of its responsibilities and powers under the Plan to any one or more of its members, the Chief Executive Officer, or other senior members of management as the Administrator deems appropriate, and may delegate all or any part of its responsibilities and powers to any such person or persons; provided, that any such allocation or delegation be in writing. The Administrator may revoke any such allocation or delegation at any time for any reason with or without prior notice. The decisions of the Administrator and its actions with respect to the Plan shall be final, binding, and conclusive upon all persons having or claiming to have any right or interest in or under the Plan. Neither the Administrator nor any member of the Board will be liable for any action or determination made in good faith with respect to the Plan or any Award granted under the Plan.

3.Maximum Number of Shares Available. The maximum aggregate number of shares of Common Stock that will be available for issuance under the Plan will be nine hundred six thousand eight hundred eighty-six (906,886). In the event that there is, with respect to the Company, a stock dividend or split, reorganization, recapitalization, merger, consolidation, spin-off, combination, or transaction or exchange of Common Stock or other corporate exchange, or any distribution to stockholders of Common Stock or other property or securities (other than regular cash dividends), or any transaction similar to the foregoing or other transaction that results in a change to the Company's capital structure, then the Administrator shall make substitutions and/or adjustments to the maximum number of shares available for issuance under the Plan, the number of shares to be issued pursuant to outstanding Awards, and/or any other affected terms of an Award or the Plan as the Administrator, in its sole discretion and without liability to any person, deems equitable or appropriate.

4.Eligibility. Persons eligible to participate in the Plan will be those employees of the Company or its Subsidiaries who, in the judgment of the Administrator or its designee, have contributed, are contributing or are expected to contribute to the achievement of objectives of the Company; provided, that no immediate family member of Russell A. Gerdin shall be eligible to participate in the Plan.

5.Grant and Agreements. Each Award will be subject to such terms, conditions and restrictions, consistent with the other provisions of the Plan, as may be determined by the Administrator. Each Award may vary in its terms among Participants, as determined by the Administrator. Upon the granting of an Award to a Participant, the Administrator shall prepare and deliver to such Participant an Award Notice containing the specific terms and conditions of the Award, but in no event inconsistent with the Plan.

6.Restrictions on Transfer. Except as may be otherwise expressly permitted by the Award Notice evidencing an Award, no right or interest of any Participant in shares subject to an Award prior to the vesting of such shares will be assignable or transferable, or subjected to any lien, either voluntarily or involuntarily, directly or indirectly, by operation of law or otherwise.

7.Evidence of Award. Any Award granted under the Plan may be evidenced in such manner as the Administrator deems appropriate, including, without limitation, book-entry registration or issuance of a stock certificate or certificates, with such restrictive legends and/or stop transfer instructions as the Administrator deems appropriate. Upon the Participant's execution of the Award Notice, the Administrator shall transfer, or instruct the Company's transfer agent to transfer, to the Participant the shares awarded thereby through book-entry registration. Thereafter, the Participant shall be entitled to the rights but shall be subject to the forfeiture and transfer restrictions specified in the Award Notice.

8.Payment of Withholding Taxes. The Company is entitled to require the Participant promptly to remit, or make other arrangements satisfactory to the Company or a Subsidiary for such payment, the amount necessary to satisfy the Participant's share of any and all federal, state, and local withholding and employment-related tax requirements attributable to an Award to the Company before taking any action, including issuing any shares of Common Stock, with respect to an Award.

9.No Right to Continued Employment or Grants. Participation in the Plan shall not give any Participant the right to remain in the employ or other service of the Company or any Subsidiary. The Company and its Subsidiaries reserve the right to terminate the employment or other service of a Participant at any time. Further, the adoption of the Plan shall not be deemed to give any employee of the Company or any Subsidiary any right to be selected as a Participant or to be granted an Award. In addition, no Participant shall have at any time the right to receive any additional Awards.

10.Plan Amendment, Modification, and Termination. The Administrator may suspend or terminate the Plan or any portion thereof at any time, and may amend the Plan from time to time in such respects as the Administrator may deem advisable in order that Awards under the Plan will conform to any change in applicable laws or regulations or in any other respect the Administrator may deem to be in the best interests of the Company; provided, however, that no amendments to the Plan will be effective without approval of the stockholders of the Company if stockholder approval of the amendment is then required under the Securities Act of 1933, as amended from time to time, the Securities Exchange Act of 1934, as amended from time to time, or the rules of any stock exchange or stock market on which the Company's securities are listed or traded. No termination, suspension, or amendment of the Plan may adversely affect any outstanding Award without the consent of the affected Participant.

11.Other Provisions. In all other respects, the provisions of the relevant Award Notice shall control disposition of the shares awarded.

12.Nonassignability. Except as otherwise provided in an Award Notice, no Awards or any other payment under the Plan shall be subject in any manner to alienation, anticipation, sale, transfer (except by will or the laws of descent and distribution), assignment, or pledge, nor shall any Award be payable to or exercisable by anyone other than the Participant to whom it was granted.

13.Governing Law. The Plan shall be governed by and construed in accordance with the laws of the State of Nevada, except as superseded by applicable federal law, without giving effect to its conflicts of law provisions.

14.No Right, Title, or Interest in Company Assets. No Participant shall have any rights as a stockholder as a result of participation in the Plan until the date of issuance of stock in his or her name and such rights are granted to the Participant under the Plan. To the extent any person acquires a right to receive payments from the Company under the Plan, such rights shall be no greater than the rights of an unsecured creditor of the Company and the Participant shall not have any rights in or against any specific assets of the Company. All of the Awards granted under the Plan shall be unfunded.